EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Sandy Pfaff
415-819-7447
sandy@pfaffpr.com

BANK OF MARIN BANCORP REPORTS QUARTERLY EARNINGS OF $4.3 MILLION
DEPOSIT GROWTH AND LOAN ORIGINATIONS HIGHLIGHT QUARTER

NOVATO, CA, July 20, 2015 - Bank of Marin Bancorp, "Bancorp" (NASDAQ: BMRC), parent company of Bank of Marin, announced earnings of $4.3 million in the second quarter of 2015, compared to $4.5 million in the first quarter of 2015 and $5.2 million in the second quarter of 2014. Diluted earnings per share totaled $0.71 in the second quarter, compared to $0.74 in the prior quarter and $0.86 in the same quarter a year ago. Year-to-date earnings totaled $8.7 million compared to $9.7 million for the same six-month period a year ago. Diluted earnings per share for the six-month period totaled $1.44 compared to $1.62 for the same period in 2014.

“Loan originations were strong for the quarter, especially commercial loans to wine related businesses, and we experienced solid deposit growth in our core market of Marin,” said Russell A. Colombo, President and Chief Executive Officer. "While we experienced significant loan pay-offs, they were driven by positive events for our customers, as commercial real estate continues to attract high prices in the Bay Area. Our relationship banking model allows us to work with these clients, and we expect to finance their other opportunities in the future."

Bancorp also provided the following highlights on its operating and financial performance for the second quarter of 2015:

•
Loans totaled $1.34 billion at June 30, 2015, compared to $1.35 billion at March 31, 2015 and $1.34 billion at June 30, 2014. Strong new loan volume of approximately $52 million in the second quarter of 2015 was offset by pay-offs of approximately $55 million, and combined with utilization and amortization on existing loans resulted in a net decrease of $7.3 million since March 31, 2015. The successful completion of several construction projects and the resolution of problem credits contributed to the decline in the quarter.

•
Deposits totaled $1.6 billion at June 30, 2015, and grew $45.4 million over March 31, 2015. Non-interest bearing deposits increased $24.4 million in the second quarter and represent 45.5% of total deposits, compared to 45.2% at March 31, 2015 and 45.3% at June 30, 2014.

•
Credit quality remains strong with non-accrual loans continuing to trend downward, representing 0.53% of total loans at June 30, 2015, down from 0.70% at March 31, 2015 and 0.76% a year ago. Classified loans totaled $27.8 million, down from $34.1 million at the end of the prior quarter and $33.2 million a year ago. Net charge-offs for the second quarter totaled $801 thousand, compared to net recoveries of $57 thousand in the prior quarter and net recoveries of $68 thousand in the same quarter a year ago. No provision for loan losses was recorded in the second quarter of 2015 as the continued reduction in credit risk did not warrant a provision.

•
The total risk-based capital ratio for Bancorp was 14.1% at June 30, 2015 compared to 13.8% at March 31, 2015. The common equity tier one ratio, a regulatory ratio under Basel III (Basel Committee on Bank Supervision guidelines for determining regulatory capital), was 12.8% at June 30, 2015, compared to 12.5% at March 31, 2015. All capital ratios are well above regulatory requirements for a well-capitalized institution under the new requirements that took effect January 1, 2015. Tangible common equity to tangible assets totaled 10.6% at June 30, 2015, compared to 10.7% at March 31, 2015 and 9.9% at June 30, 2014.

•
On July 17, 2015, the Board of Directors declared a quarterly cash dividend of $0.22 per share. The cash dividend is payable to shareholders of record at the close of business on July 31, 2015 and will be payable on August 7, 2015.

Loans and Credit Quality

Loans totaled $1.34 billion at June 30, 2015, compared to $1.35 billion at March 31, 2015 and $1.34 billion at June 30, 2014. Non-accrual loans continued to trend downward totaling $7.1 million at June 30, 2015, compared to $9.5 million at March 31, 2015 and $10.1 million a year ago. The decrease in non-accrual loans from the prior quarter and the same quarter a year ago primarily relates to a long-time land development loan that was sold in the second quarter resulting in an $839 thousand charge-off to the allowance for loan losses. Accruing loans past due 30 to 89 days totaled $1.2 million at June 30, 2015, compared to $949 thousand at March 31, 2015 and $1.5 million a year ago.

There was no provision for loan losses recorded in the second quarter of 2015 as the continued reduction in credit risk did not warrant a provision. This compares to no provision in the prior quarter and a provision of $600 thousand in the second quarter of 2014. The ratio of loan loss reserve to loans totaled 1.07% at June 30, 2015, compared to 1.13% at March 31, 2015 and 1.11% at June 30, 2014.

Deposits

Deposits totaled $1.6 billion at June 30, 2015, and grew $45.4 million over March 31, 2015 and $31.7 million over June 30, 2014. Non-interest bearing deposits of $741.1 million at June 30, 2015 increased $24.4 million when compared to March 31, 2015 and $16.1 million when compared to June 30, 2014. While day-to-day deposit volatility continues due to normal seasonal activity and new business ventures by several of our largest business customers, the overall trend is upward in both average and ending balances.

Earnings

“What sets Bank of Marin apart is the quality of our loans and deposits, which we continue to build,” said Tani Girton, Chief Financial Officer. “Our return-on-assets, return-on-equity and loan-to-deposit ratios are all at healthy levels, and we have robust loan and deposit pipelines. Our consistent credit quality, strong liquidity and expense discipline position the Bank to take advantage of growth opportunities.”

Net interest income totaled $16.5 million in the second quarter of 2015, compared to $16.6 million in the prior quarter and $17.9 million in the same quarter a year ago. The tax-equivalent net interest margin was 3.86%, 4.00% and 4.23% for those respective periods. The decrease in tax-equivalent net interest margin from the prior quarter primarily relates to a higher concentration of low yielding cash balances and new loans and securities yielding lower rates. The decrease from the same quarter a year ago primarily relates to lower gains and accretion income related to acquired loans and new loans and securities yielding lower rates.

Loans acquired through the acquisition of other banks are classified as Purchase Credit Impaired ("PCI") or non-PCI loans and are recorded at fair value at acquisition date. For acquired loans not considered credit impaired, the level of accretion varies due to maturities and early pay-offs. Accretion on PCI loans fluctuates based on changes in cash flows expected to be collected. Gains on pay-offs of PCI loans are recorded as interest income when the pay-off amounts exceed the recorded investment.

Accretion and gains on pay-offs of purchased loans recorded to interest income were as follows:

	Three months ended
	June 30, 2015		March 31, 2015		June 30, 2014
(dollars in thousands; unaudited)	Dollar Amount	Basis point impact to net interest margin	Dollar Amount	Basis point impact to net interest margin	Dollar Amount	Basis point impact to net interest margin
Accretion on PCI loans	$120	3 bps	$119	3 bps	$187	4 bps
Accretion on non-PCI loans	$465	11 bps	$371	9 bps	$713	17 bps
Gains on pay-offs of PCI loans	$—	0 bps	$43	1 bps	$622	14 bps

	Six months ended

	June 30, 2015		June 30, 2014
(dollars in thousands; unaudited)	Dollar Amount	Basis point impact to net interest margin	Dollar Amount	Basis point impact to net interest margin
Accretion on PCI loans	$239	3 bps	$367	4 bps
Accretion on non-PCI loans	$837	10 bps	$2,043	24 bps
Gains on pay-offs of PCI loans	$43	0 bps	$622	7 bps

Non-interest income in the second quarter of 2015 totaled $2.6 million, compared to $2.2 million in the prior quarter and $2.4 million in the same quarter a year ago. The increase from the prior quarter and same quarter a year ago relates to a $305 thousand special dividend from the Federal Home Loan Bank of San Francisco and a $147 thousand payment from a bankruptcy claim recorded in miscellaneous income. The same increases from the second quarter of 2014 were partially offset by the absence of gains on the sale of investment securities and lower merchant card interchange fees in the second quarter of 2015.

Non-interest expense totaled $12.3 million in the second quarter of 2015, compared to $11.8 million in the prior quarter and $11.5 million in the same quarter a year ago. The increase in non-interest expense from the prior quarter primarily relates to $337 thousand in occupancy and depreciation expense relating to one-time lease accounting adjustments. The increase in non-interest expense from the same quarter a year ago primarily relates to higher personnel expense due to annual merit increases and incentive compensation, and higher occupancy expense as discussed above.

Earnings Call and Webcast Information

Bank of Marin Bancorp will webcast its second quarter earnings call on Monday, July 20, 2015 at 8:30 a.m. PT/ 11:30 a.m. ET. Investors will have the opportunity to listen to the conference call online through Bank of Marin’s web site at http://www.bankofmarin.com under “Latest Press and News” or “Investor Relations.” To listen to the live call, please go to the website at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at the same website location shortly after the call.

About Bank of Marin Bancorp

Bank of Marin is a leading business and community bank in the San Francisco Bay Area, with assets of $1.8 billion. Founded in 1989 and headquartered in Novato, Bank of Marin is the sole subsidiary of Bank of Marin Bancorp (NASDAQ: BMRC). With 21 offices in San Francisco, Marin, Napa, Sonoma and Alameda counties, Bank of Marin provides business and personal banking, commercial lending, and wealth management and trust services. Specializing in providing legendary service to its customers and investing in its local communities, Bank of Marin has consistently been ranked one of the “Top Corporate Philanthropists" by the San Francisco Business Times and one of the “Best Places to Work” by the North Bay Business Journal. Bank of Marin Bancorp is included in the Russell 2000 Small-Cap Index and has been recognized as a Top 200 Community Bank by US Banker Magazine for the past five years. For more information, go to www.bankofmarin.com.

Forward-Looking Statements

This release may contain certain forward-looking statements that are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact Bancorp's earnings in future periods. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “intend,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, economic uncertainty in the United States and abroad, changes in interest rates, deposit flows, real estate values, costs or effects of future acquisitions, competition, changes in accounting principles, policies or guidelines, legislation or regulation, and other economic, competitive, governmental, regulatory and technological factors (including external fraud and cyber-security threats) affecting Bancorp's operations, pricing, products and services. These and other important factors, are detailed in various securities law filings made periodically by Bancorp, copies of which are available from Bancorp without charge. Bancorp undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

BANK OF MARIN BANCORP
FINANCIAL HIGHLIGHTS
June 30, 2015

(dollars in thousands, except per share data; unaudited)

QUARTER-TO-DATE	June 30, 2015	March 31, 2015	June 30, 2014
NET INCOME	$4,286	$4,457	$5,168
DILUTED EARNINGS PER COMMON SHARE	$0.71	$0.74	$0.86
RETURN ON AVERAGE ASSETS (ROA)	0.93%	1.00%	1.14%
RETURN ON AVERAGE EQUITY (ROE)	8.33%	8.92%	10.96%
EFFICIENCY RATIO	64.62%	63.07%	56.60%
TAX-EQUIVALENT NET INTEREST MARGIN[1]	3.86%	4.00%	4.23%
NET CHARGE-OFFS/(RECOVERIES)	$801	$(57)	$(68)
NET CHARGE-OFFS/(RECOVERIES) TO AVERAGE LOANS	0.06%	—%	(0.01)%

YEAR-TO-DATE
NET INCOME	$8,743	$9,701
DILUTED EARNINGS PER COMMON SHARE	$1.44	$1.62
RETURN ON AVERAGE ASSETS (ROA)	0.96%	1.08%
RETURN ON AVERAGE EQUITY (ROE)	8.62%	10.47%
EFFICIENCY RATIO	63.86%	60.22%
TAX-EQUIVALENT NET INTEREST MARGIN[1]	3.93%	4.24%
NET CHARGE-OFFS/(RECOVERIES)	$744	$75
NET CHARGE-OFFS/(RECOVERIES) TO AVERAGE LOANS	0.06%	0.01%

AT PERIOD END
TOTAL ASSETS	$1,870,762	$1,826,149	$1,823,901

LOANS:
COMMERCIAL AND INDUSTRIAL	$185,020	$196,442	$194,402
REAL ESTATE
COMMERCIAL OWNER-OCCUPIED	$235,121	$235,337	$233,267
COMMERCIAL INVESTOR-OWNED	$663,357	$653,848	$669,225
CONSTRUCTION	$48,754	$57,050	$40,197
HOME EQUITY	$115,493	$113,277	$106,201
OTHER RESIDENTIAL	$73,721	$73,375	$80,399
INSTALLMENT AND OTHER CONSUMER LOANS	$17,739	$17,155	$14,820
TOTAL LOANS	$1,339,205	$1,346,484	$1,338,511

NON-PERFORMING LOANS[2]:
COMMERCIAL AND INDUSTRIAL	$347	$373	$335
REAL ESTATE
COMMERCIAL OWNER-OCCUPIED	$1,403	$1,403	$1,403
COMMERCIAL INVESTOR-OWNED	$2,278	$2,354	$2,618
CONSTRUCTION	$2,733	$5,107	$5,197
HOME EQUITY	$265	$166	$444
OTHER RESIDENTIAL	$—	$—	$—
INSTALLMENT AND OTHER CONSUMER LOANS	$42	$79	$152
TOTAL NON-ACCRUAL LOANS	$7,068	$9,482	$10,149

CLASSIFIED LOANS (GRADED SUBSTANDARD & DOUBTFUL)	$27,806	$34,129	$33,246
TOTAL ACCRUING LOANS 30-89 DAYS PAST DUE	$1,151	$949	$1,471
LOAN LOSS RESERVE TO LOANS	1.07%	1.13%	1.11%
LOAN LOSS RESERVE TO NON-ACCRUAL LOANS	2.03	x	1.60	x	1.47	x
NON-ACCRUAL LOANS TO TOTAL LOANS	0.53%	0.70%	0.76%
TEXAS RATIO[3]	3.54%	4.71%	5.43%

TOTAL DEPOSITS	$1,630,483	$1,585,120	$1,598,823
LOAN-TO-DEPOSIT RATIO	82.1%	84.9%	83.7%
STOCKHOLDERS' EQUITY	$207,182	$204,506	$190,906
BOOK VALUE PER SHARE	$34.63	$34.27	$32.29
TANGIBLE COMMON EQUITY TO TANGIBLE ASSETS[4]	10.6%	10.7%	9.9%
TOTAL RISK-BASED CAPITAL RATIO-BANK[5]	13.8%	13.5%	13.0%
TOTAL RISK-BASED CAPITAL RATIO-BANCORP[5]	14.1%	13.8%	13.5%
FULL-TIME EQUIVALENT EMPLOYEES	261	267	263

[1] Net interest income is annualized by dividing actual number of days in the period times 360 days.
[2] Excludes accruing troubled-debt restructured loans of $16.1 million, $15.6 million and $14.3 million at June 30, 2015, March 31, 2015 and June 30, 2014, respectively. Excludes purchased credit-impaired (PCI) loans with carrying values of $3.7 million, $3.7 million and $3.8 million that were accreting interest at June 30, 2015, March 31, 2015 and June 30, 2014, respectively. These amounts are excluded as PCI loan accretable yield interest recognition is independent from the underlying contractual loan delinquency status. Total PCI loans were $5.1 million, $5.1 million and $5.2 million at June 30, 2015, March 31, 2015 and June 30, 2014.

[3] (Non-performing assets + 90 day delinquent loans)/(tangible common equity + allowance for loan losses).
[4] Tangible common equity to tangible assets is considered to be a meaningful non-GAAP financial measure of capital adequacy and is useful for investors to assess Bancorp's ability to absorb potential losses. Tangible common equity includes common stock, retained earnings and unrealized gain on available for sale securities, net of tax, less goodwill and intangible assets of $9.9 million, $10.0 million and $10.6 million at June 30, 2015, March 31, 2015 and June 30, 2014, respectively. Tangible assets exclude goodwill and intangible assets.

[5] Current period estimated.

BANK OF MARIN BANCORP CONSOLIDATED STATEMENTS OF CONDITION
at June 30, 2015, March 31, 2015 and June 30, 2014

(in thousands, except share data; unaudited)	June 30, 2015	March 31, 2015	June 30, 2014
Assets
Cash and due from banks	$117,533	$103,164	$81,380
Investment securities
Held-to-maturity, at amortized cost	94,475	107,476	123,085
Available-for-sale (at fair value; amortized cost $252,709, $201,568, and $214,627 at June 30, 2015, March 31, 2015 and June 30, 2014, respectively)	254,018	204,680	215,873
Total investment securities	348,493	312,156	338,958
Loans, net of allowance for loan losses of $14,355, $15,156 and $14,900 at June 30, 2015, March 31, 2015 and June 30, 2014, respectively	1,324,851	1,331,328	1,323,611
Bank premises and equipment, net	9,673	9,852	9,296
Goodwill	6,436	6,436	6,436
Core deposit intangible	3,423	3,577	4,117
Interest receivable and other assets	60,353	59,636	60,103
Total assets	$1,870,762	$1,826,149	$1,823,901

Liabilities and Stockholders' Equity
Liabilities
Deposits
Non-interest bearing	$741,107	$716,719	$724,975
Interest bearing
Transaction accounts	95,622	95,439	95,052
Savings accounts	132,377	133,792	121,890
Money market accounts	502,263	478,145	500,720
Time accounts	159,114	161,025	156,186
Total deposits	1,630,483	1,585,120	1,598,823
Federal Home Loan Bank ("FHLB") borrowings	15,000	15,000	15,000
Subordinated debentures	5,291	5,238	5,077
Interest payable and other liabilities	12,806	16,285	14,095
Total liabilities	1,663,580	1,621,643	1,632,995

Stockholders' Equity
Preferred stock, no par value, Authorized - 5,000,000 shares, none issued	—	—	—
Common stock, no par value, Authorized - 15,000,000 shares; Issued and outstanding - 5,983,551, 5,967,614 and 5,912,774 at June 30, 2015, March 31, 2015 and June 30, 2014, respectively	83,826	83,011	81,219
Retained earnings	122,625	119,652	108,922
Accumulated other comprehensive income, net	731	1,843	765
Total stockholders' equity	207,182	204,506	190,906
Total liabilities and stockholders' equity	$1,870,762	$1,826,149	$1,823,901

BANK OF MARIN BANCORP CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Three months ended			Six months ended
(in thousands, except per share amounts; unaudited)	June 30, 2015	March 31, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Interest income
Interest and fees on loans	$15,287	$15,379	$16,363	$30,666	$32,682
Interest on investment securities
Securities of U.S. government agencies	990	1,035	1,193	2,025	2,425
Obligations of state and political subdivisions	511	540	607	1,051	1,241
Corporate debt securities and other	179	205	256	384	524
Interest on Federal funds sold and due from banks	51	21	37	72	88
Total interest income	17,018	17,180	18,456	34,198	36,960
Interest expense
Interest on interest-bearing transaction accounts	30	30	26	60	49
Interest on savings accounts	13	12	11	25	22
Interest on money market accounts	123	127	131	250	289
Interest on time accounts	215	231	231	437	466
Interest on FHLB and overnight borrowings	78	78	78	156	156
Interest on subordinated debentures	105	104	105	209	210
Total interest expense	564	582	582	1,137	1,192
Net interest income	16,454	16,598	17,874	33,061	35,768
Provision for loan losses	—	—	600	—	750
Net interest income after provision for loan losses	16,454	16,598	17,274	33,061	35,018
Non-interest income
Service charges on deposit accounts	504	525	528	1,029	1,084
Wealth Management and Trust Services	603	638	613	1,241	1,177
Debit card interchange fees	368	347	360	715	660
Merchant interchange fees	129	130	207	259	405
Earnings on bank-owned life insurance	203	203	211	406	424
Dividends on FHLB stock	461	148	130	608	260
Gain on sale of securities	—	8	97	8	89
Other income	340	190	222	531	485
Total non-interest income	2,608	2,189	2,368	4,797	4,584
Non-interest expense
Salaries and related benefits	6,672	6,790	6,232	13,462	13,162
Occupancy and equipment	1,493	1,342	1,329	2,835	2,663
Depreciation and amortization	650	421	403	1,071	819
Federal Deposit Insurance Corporation insurance	253	236	269	489	519
Data processing	792	786	748	1,578	2,108
Professional services	515	564	412	1,079	1,040
Directors' expense	247	191	157	438	312
Information technology	216	152	173	368	338
Reversal of losses on off-balance sheet commitments	(109)	(201)	(15)	(310)	(15)
Other expense	1,590	1,567	1,749	3,166	3,354
Total non-interest expense	12,319	11,848	11,457	24,176	24,300
Income before provision for income taxes	6,743	6,939	8,185	13,682	15,302
Provision for income taxes	2,457	2,482	3,017	4,939	5,601
Net income	$4,286	$4,457	$5,168	$8,743	$9,701
Net income per common share:
Basic	$0.72	$0.75	$0.88	$1.47	$1.65
Diluted	$0.71	$0.74	$0.86	$1.44	$1.62
Weighted average shares used to compute net income per common share:
Basic	5,945	5,921	5,888	5,933	5,879
Diluted	6,062	6,048	5,993	6,055	5,987
Dividends declared per common share	$0.22	$0.22	$0.19	$0.44	$0.38
Comprehensive income:
Net income	$4,286	$4,457	$5,168	$8,743	$9,701
Other comprehensive income
Change in net unrealized (loss) gain on available-for- sale securities	(1,803)	1,317	976	(486)	2,391
Reclassification adjustment for (gain) loss on available- for-sale securities included in net income	—	(8)	—	(8)	15
Net change in unrealized (loss) gain on available-for- sale securities, before tax	(1,803)	1,309	976	(494)	2,406
Deferred tax (benefit) expense	(691)	554	450	(137)	969
Other comprehensive (loss) income, net of tax	(1,112)	755	526	(357)	1,437
Comprehensive income	$3,174	$5,212	$5,694	$8,386	$11,138

BANK OF MARIN BANCORP
AVERAGE STATEMENTS OF CONDITION AND ANALYSIS OF NET INTEREST INCOME

	Three months ended			Three months ended			Three months ended
	June 30, 2015			March 31, 2015			June 30, 2014
		Interest			Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
(Dollars in thousands; unaudited)	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-bearing due from banks [1]	$76,710	$52	0.27%	$38,295	$21	0.22%	$54,313	$37	0.27%
Investment securities [2,3]	319,032	1,842	2.31%	311,978	1,927	2.47%	350,938	2,208	2.52%
Loans [1,3,4]	1,336,249	15,587	4.61%	1,351,791	15,675	4.64%	1,303,363	16,597	5.04%
Total interest-earning assets [1]	1,731,991	17,481	3.99%	1,702,064	17,623	4.14%	1,708,614	18,842	4.36%
Cash and non-interest-bearing due from banks	48,955			41,073			41,739
Bank premises and equipment, net	9,841			9,839			9,228
Interest receivable and other assets, net	58,744			58,132			56,954
Total assets	$1,849,531			$1,811,108			$1,816,535
Liabilities and Stockholders' Equity
Interest-bearing transaction accounts	$94,960	$30	0.13%	$92,376	$30	0.13%	$94,358	$26	0.11%
Savings accounts	131,564	12	0.04%	133,877	12	0.04%	120,071	11	0.04%
Money market accounts	488,422	123	0.10%	486,830	127	0.11%	504,597	131	0.10%
Time accounts	157,982	215	0.55%	154,118	231	0.61%	157,239	231	0.59%
FHLB borrowing and overnight borrowings[1]	15,000	79	2.07%	15,397	78	2.07%	15,000	78	2.07%
Subordinated debentures [1]	5,259	105	7.90%	5,207	104	7.99%	5,043	105	8.24%
Total interest-bearing liabilities	893,187	564	0.25%	887,805	582	0.27%	896,308	582	0.26%
Demand accounts	735,481			705,024			716,774
Interest payable and other liabilities	14,358			15,594			14,281
Stockholders' equity	206,505			202,685			189,172
Total liabilities & stockholders' equity	$1,849,531			$1,811,108			$1,816,535
Tax-equivalent net interest income/margin [1]		$16,917	3.86%		$17,041	4.00%		$18,260	4.23%
Reported net interest income/margin [1]		$16,454	3.76%		$16,598	3.90%		$17,874	4.14%
Tax-equivalent net interest rate spread			3.74%			3.88%			4.10%

	Six months ended			Six months ended
	June 30, 2015			June 30, 2014
		Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/
(Dollars in thousands; unaudited)	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-bearing due from banks [1]	$57,608	$72	0.25%	$69,945	$88	0.25%
Investment securities [2,3]	315,525	3,770	2.39%	356,336	4,501	2.53%
Loans [1,3,4]	1,343,977	31,263	4.63%	1,286,197	33,117	5.12%
Total interest-earning assets [1]	1,717,110	35,105	4.07%	1,712,478	37,706	4.38%
Cash and non-interest-bearing due from banks	45,036			41,766
Bank premises and equipment, net	9,840			9,158
Interest receivable and other assets, net	58,440			56,395
Total assets	$1,830,426			$1,819,797
Liabilities and Stockholders' Equity
Interest-bearing transaction accounts	$93,676	$60	0.13%	$110,637	$49	0.09%
Savings accounts	132,714	25	0.04%	120,671	22	0.04%
Money market accounts	487,630	250	0.10%	511,743	289	0.11%
Time accounts	156,055	437	0.56%	159,080	466	0.59%
FHLB borrowing and overnight borrowings[1]	15,197	156	2.07%	15,000	156	2.07%
Subordinated debentures [1]	5,233	209	8.05%	5,015	210	8.48%
Total interest-bearing liabilities	890,505	1,137	0.26%	922,146	1,192	0.26%
Demand accounts	720,342			695,848
Interest payable and other liabilities	14,973			15,010
Stockholders' equity	204,606			186,793
Total liabilities & stockholders' equity	$1,830,426			$1,819,797
Tax-equivalent net interest income/margin [1]		$33,968	3.93%		$36,514	4.24%
Reported net interest income/margin [1]		$33,061	3.83%		$35,768	4.15%
Tax-equivalent net interest rate spread			3.81%			4.12%

[1] Interest income/expense is divided by actual number of days in the period times 360 days to correspond to stated interest rate terms, where applicable.
[2] Yields on available-for-sale securities are calculated based on amortized cost balances rather than fair value, as changes in fair value are reflected as a component of stockholders' equity. Investment security interest is earned on 30/360 day basis monthly.

[3] Yields and interest income on tax-exempt securities and loans are presented on a taxable-equivalent basis using the Federal statutory rate of 35 percent.
[4] Average balances on loans outstanding include non-performing loans. The amortized portion of net loan origination fees is included in interest income on loans, representing an adjustment to the yield.